Exhibit 10.1

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement and Complete Release (this “Agreement”)  is made this 16th day of August 2013,  by James F. Underhill (“Employee”) and McJunkin Red Man Corporation and MRC Global Inc. (collectively, the “Company”).

Recitals

A.	The Company has employed Employee, and Employee’s employment relationship with the Company will be terminated.

B.

Employee and the Company are entering into this Agreement to clarify and resolve any issues that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C.	This Agreement is not and should not be construed as an admission or statement by either party that it has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

Agreements

In consideration of the mutual promises described below,  the payments to Employee and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Employee and the Company agree as follows:

1.	Separation Date.

Employee’s employment with the Company will cease effective August 31, 2013 (the Separation Date”).    Employee shall remain in Company’s employment until the Separation Date.  Employee shall have no further employment duties or responsibilities to the Company after the Separation Date, except the continuing obligations identified in Section 7 of this Agreement.

2.	The Company’s Obligations.

In consideration for Employee’s agreement to perform Employee’s obligations under this Agreement and conditioned upon such performance and in consideration of Employee’s release in Section 4, the Company shall provide the benefits that this Section 2 describes.

2.1

The Company shall pay Employee separation pay in the amount of $500,000 (“Separation Benefit”).  The amount of the Separation Benefit is based on Employee’s base salary of $500,000, annualized as of the date of this Agreement.  On March 1, 2014, the Company shall pay Employee an installment of $250,000.  Thereafter, the Company shall pay the remaining Separation Benefit in equal

Separation Agreement and Complete Release

installments  based on the Company’s regular pay cycle through August 31, 2014, which is expected to be 13 two-week payments.

2.2

The Company shall pay to Employee an incentive bonus as determined by the Company in accordance with its standard policies (“Bonus”) prorated for 2/3 of the year, being the number of days Employee was actively employed in 2013.  The Bonus shall be paid to Employee at the same time as the Company would otherwise pay incentive bonuses to active employees who receive annual incentive bonus payments, and the Bonus shall be paid by check to be sent to the Employee’s current home address that the Company has on file for Employee.

2.3	Employee acknowledges that that the only outstanding Company options that the Company has granted to Employee are as follows:

Grant Date	Number of Options	Strike Price
12/3/2009 Repriced 5/11/2012	21,853	$21.05
11/10/2011	13,812	$18.10
5/9/2012	71,500	$20.85
3/7/2013	38,835	$29.35

Each option shall continue to be governed by the applicable option agreement and equity award plan, except that each option will continue to vest in accordance with the original vesting schedule under the respective agreements so long as Employee does not engaged in a Prohibited Activity (as that term is defined in the option agreement or if not so defined as that term is defined in the option agreement for Employee’s May 9, 2012 grant).  Solely for this purpose under each applicable agreement, Employee shall be deemed to remain an employee through August 31, 2014; thereafter, shall be deemed to be “retired”; and the Company shall be deemed to have waived any holding requirement for retirement to be effective.

2.4

Employee acknowledges that the only outstanding award of Company restricted stock that the Company has granted to Employee is a March 7, 2013 grant of 5,324 restricted shares. These shares shall continue to be governed by the Restricted Stock Award  Agreement and 2011 Omnibus Incentive Plan, except that the award will continue to vest in accordance with the original vesting schedule under the agreement so long as Employee does not engaged in a Prohibited Activity (as that term is defined in the Restricted Stock Award Agreement).  Solely for this purpose under the agreement, Employee shall be deemed to remain an employee through August 31, 2014; thereafter, shall be deemed to be “retired”; and the Company shall be deemed to have waived any holding requirement for retirement to be effective.

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2.5	The Company shall compensate Employee $41,827 for any accrued, but unused, vacation days, payable within 30 days of the Separation Date.

2.6

The effective date of this Agreement is the eighth day after Employee executes the Agreement, assuming Employee has not revoked the Agreement by that eighth day by Employee providing express written notice to the Company.  If the eighth day occurs after the Separation Date, any payment or right that arises for the benefit of Employee on March 1, 2014, shall be delayed by the number of days that the eighth day falls after the Separation Date.

2.7

A qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall be deemed to have occurred on the Separation Date.  Employee shall receive continuation of medical, dental and vision benefits on the same terms as active senior executives (“Medical Continuation”) for 12 months following termination. For the period of time during which the Executive is entitled to Medical Continuation under this Section 2.7, the Executive shall pay the full cost of the benefits as determined under the then-current practices of the Company on a monthly basis, provided that the Company shall reimburse the Executive the amounts paid for the coverage.  The Company shall pay all reimbursements to the Executive as required under this Section 2.7 on a regular, periodic basis within 30 days after the reimbursable amounts are incurred by the Executive; provided that, prior to any reimbursement, the Company must possess the applicable and appropriate evidence of the reimbursable amount.  Any reimbursements provided during one taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the right to reimbursement under this Section 2.5 shall not be subject to liquidation or exchange for another benefit or payment.  Following the Medical Continuation period, Executive shall be eligible to elect COBRA payable at Executive’s expense in accordance with the Company’s standard procedures.

2.8The Company acknowledges that Employee is a participant in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan (the “NQD Plan”).  On the Separation Date, a “Separation of Service” shall have been deemed to have occurred under the NQD Plan, and Employee shall receive the benefits to which Employee is entitled under the NQD Plan in accordance with its terms.  For the avoidance of doubt, Employee acknowledges that no such payment shall be made under Section 5.5 of the NQD Plan until March 1, 2014 and that any payments are governed by Section 5.2 of the NQD Plan.

2.9

Other benefits for which Employee was covered prior to the Separation Date (including pension, 401(k) and perquisite benefits) shall be discontinued as of the Separation Date in accordance with the eligibility requirements under the specific plan document for that benefit.   To the extent that existing life insurance policies that the Company provides to Employee permit Employee to covert the coverage

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at Employee’s expense to Employee, nothing in this Agreement is intended to interfere with Employees rights and option to so covert.

2.10

The Company shall have no other responsibility or liability for any payment or benefits, whatsoever, except as expressly stated in this Agreement.  Employee expressly waives the right to receive any payments or benefits except as expressly stated in this Agreement.

2.11

Employee understands that the Company will deduct federal and state withholding taxes and other deductions the Company is required by law to make from payments (including cash and equity) to Employee or which Employee has authorized from any payments made pursuant to this Agreement.  The Company shall defer payment to Employee for six months of any amount that could be considered deferred compensation to which excess withholding taxes are applicable under Section 409A of the Code, as amended, including equity payments.

2.12

The Company acknowledges that it will reimburse Employee for lease and related utility payments for the remaining term of Employee’s Houston, Texas apartment and pay the reasonable costs to move Employee’s personal belongings in the apartment to Employee’s residence located at [Redacted].

2.13	At the Company’s cost, the Company will provide Employee with the use of an outplacement service for up to 12 months that the Company determines is appropriate.

3.	New Consideration.

The benefits that Employee receives under portions of Section 2 and certain other provisions of this Agreement are not required by Company policies or procedures or by any contractual obligation of the Company, constitutes new consideration to which Employee was not already otherwise entitled to, and are offered by the Company solely as consideration for this Agreement.

4.	Complete Release.

4.1In exchange for the consideration described in Section 2, as well as the other valuable consideration that this Agreement provides, Employee (on Employee’s own behalf and on behalf of Employee’s heirs and other legal representatives and assigns) expressly waives any claims against the Company, its predecessors, successors, subsidiaries, partners, affiliates, officers, directors, managers, employees, agents, attorneys, and representatives (“Company Releasees”) and fully, finally, completely and generally releases Company Releasees from any and all claims, actions, demands, and causes of action arising under federal and state law, local regulation or the common law arising from, relating to or in any way connected with Employee's employment with the Company or the cessation of

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that employment.  It is understood that this release includes all claims for wages, bonuses, unused paid time off, employment benefits, and damages of any kind whatsoever, arising out of any contract (express or implied), tort or common law, or any federal, state or other governmental statute or ordinance, including:

(a)Title VII of the Civil Rights Act of 1964 (as amended),

(b)Section 1981 of the Civil Rights Act of 1866,

(c)the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. §21, et seq.),

(d)the Civil Rights Act of 1991,

(e)the Employee Retirement Income Security Act (as amended) (“ERISA”),

(f)the Older Workers’ Benefit Protection Act,

(g)the Fair Labor Standards Act (“FLSA”),

(h)the Family and Medical Leave Act (“FLMA”),

(i)the Worker Adjustment and Retraining Notification Act,

(j)the Rehabilitation Act of 1973,

(k)the Americans with Disabilities Act (“ADA”),

(l)the Racketeer Influenced and Corrupt Organizations Act (“RICO”),

(m)the West Virginia Human Rights Act,

(n)the anti-discrimination provisions of the West Virginia Workers’ Compensation Act (West Virginia Code §23-5A-1 et seq.),

(o)the West Virginia Wage Payment and Collection Act,

or other cause of action arising under or based on the common law of West Virginia or Texas or the public policy of the State of West Virginia or the State of Texas,  and any other right or claim relating in any way to any other federal, state, or local law or rule concerning age, race, religion, national origin, sex, sexual orientation, handicap, libel, slander, defamation, and all rights or claims for attorneys’ fees and court costs occurring on or before the effective date of this Agreement.

4.2This waiver and release shall not waive or release the following in this Section 4.2:

(a)Employee’s right, if any, to vested pension or Retirement Savings Plan benefits under the Company’s standard programs, plans and policies;

(b)Claims that Employee may have against the Company or its insurers for indemnification under corporate charters or by-laws, director and officer insurance, or other similar protection afforded Company officers or directors to provide them with protection from claims third parties may make;

(c)Claims Employee may have against the Company where the events in dispute first arise after execution of this Agreement; or

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(d)rights of Employee arising under, or preserved by, this Separation Agreement.

5.	IMPORANT NOTICE TO EMPLOYEES 40 YEARS OF AGE OR OLDER REGARDING RELEASE OF CLAIMS OF AGE DISCRIMINATION.

5.1Employee hereby waives any right that Employee may have to assert a claim of age discrimination under the ADEA, the Older Workers’ Benefit Protection Act, and the West Virginia Human Rights Commission (“HRC”) Regulations or Texas Workforce Commission regulations.  Employee agrees he has been advised to consult with an attorney regarding the terms of this release and has been provided with a toll-free telephone number of the West Virginia State Bar (1-866-989-8227).  Employee further agrees:

(a)  this Agreement is worded in an understandable way;

(b)  claims under the ADEA, the Older Workers’ Benefit Protection Act, the West Virginia HRC Regulations and Texas Workforce Commission regulations that may arise after the date of this Agreement are not waived;

(c)  the rights and claims waived in this Agreement are in exchange for additional consideration over and above any consideration to which Employee was already undisputedly entitled;

(d)  Employee has been advised to consult with an attorney prior to executing this Agreement and has had sufficient time and opportunity to do so; and

(e)  Employee has been given up to 21 days, if desired, to consider this Agreement, and that no additional time is necessary.

Employee further understands he may revoke his waiver and release of any claims under the ADEA, the Older Workers’ Benefit Protection Act, and the West Virginia HRC Regulations covered by this Agreement within seven days from the date Employee executes this Agreement.  Notice of revocation must be in writing within seven days after Employee signs this Agreement and directed to:

MRC Global Inc.

Attention: General Counsel

909 Fannin Street, Suite 3100

Houston, Texas 77010

If Employee revokes his release of any claims under the ADEA, the Older Workers’ Benefit Protection Act or the West Virginia HRC Regulations,  the Company, in its sole discretion, may withdraw its offer of the consideration and the remainder of the Agreement shall be nullified.  As noted above in Section 2.6,

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the effective date of this Agreement is the eighth day after the Agreement is signed by the Employee, absent a revocation of Employee’s waiver and release.  Employee’s acceptance of the Separation Benefit after the effective date constitutes an admission that Employee did not revoke this Agreement.

5.2Any changes made to this Agreement, whether material or immaterial, shall not restart the running of the 21-day period.

5.3.Nothing in this Agreement should be construed to prohibit Employee from challenging the knowing and voluntary nature of this release.

5.4Employee acknowledges that he has received all information required under the Older Workers’ Benefit Protection Act.

6.	Release of Unknown Claims.

This Agreement is a general release that shall be effective as a bar to each and every claim, demand or cause of action it releases.  Employee recognizes that he may have some claim, demand or cause of action against the Company of which Employee is totally unaware and unsuspecting, which Employee is giving up by execution of this Agreement.

7.	Employee Acknowledgements, Representations, Obligations and Agreements.

7.1

Employee agrees that the Company and its agents have made no representations regarding tax consequences of any amounts received pursuant to this Agreement and that Employee is not relying upon the Company’s agents in any way regarding the tax consequences of entering into this Agreement.  Employee shall be solely responsible for payment of all personal tax liability due on the Separation Benefit and prorated Bonus, including federal, state and local taxes, interest and penalties, if applicable, which are or may become due.

7.2

Employee represents that during the term of his employment with the Company, Employee has at all times conducted himself in a lawful manner and that Employee is unaware of any act or omission on Employee's part that may constitute a violation of any law.

7.3

Employee represents that he has not filed any charge, claim, demand, grievance or cause of action or any other proceeding (collectively, "Actions") with any government agency, court, or arbitrator against the Company, and that no Actions released or waived in this Agreement have been previously conveyed, assigned or transferred in any manner, whether in whole or in part, to any person, entity or other third party.

7.4

Employee agrees never to file a lawsuit asserting any claims that are released in Section 5 of this Agreement.  Nothing in this Agreement prevents Employee from filing a charge with the Equal Employment Opportunity Commission or the West

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Virginia HRC, or from assisting or participating in any investigation by these agencies.  However, if Employee or anyone else on Employee’s behalf files a lawsuit asserting any of the released claims, Employee waives his right to receive any monetary award or reinstatement as an employee of the Company.  Employee agrees that this Agreement is a complete and total bar to his reemployment or to recovery of any money from the Company resulting from any lawsuit, charge or complaint raising any claims that are released in Section 4.  Employee is not waiving the right to test the knowing and voluntary nature of this Agreement in court.  Employee understands that under federal law any frivolous or legally unwarranted challenge to the validity of this Agreement may result in payment to the Company of its attorney’s fees and other legal costs incurred defending the validity of this Agreement.

7.5

Employee agrees to indemnify and hold the Company harmless from any and all damages, costs or liabilities (including reasonable attorneys’ fees and court costs) incurred as a result of any Actions that may hereafter be asserted against the Company because of an alleged assignment, lien or other transfer by Employee of an interest in a claim that this Agreement covers.

7.6

Employee agrees to cooperate with the Company to answer questions that may arise after the employment relationship ends.  To the extent Employee has pertinent information, Employee agrees to cooperate with any internal or external investigation, prosecution or defense of any Actions that arose or relate to events that occurred during Employee's employment with the Company.  Employee’s cooperation and services shall include taking phone calls to answer reasonable questions about Employee’s former duties, locating files and documents, making himself available for interview by the Company or its counsel, reviewing and identifying documents, testifying at depositions or trial, and notifying the Company reasonably promptly in writing if Employee is ever subpoenaed or otherwise requested to testify in any matter involving the Company.  Reasonable out-of-pocket expenses related to Employee’s assistance shall also be reimbursed by the Company, if the Company’s approval is obtained in advance.  The Company’s request for cooperation must reasonably accommodate Employee’s obligations to any new employers.  In addition, until August 31, 2014, Employee will provide consulting services to the Company regarding the Company’s information technology systems and U.S. operations as reasonably requested by the Company, which from time to time may require Employee to attend meetings at Company locations or telephone conferences, subject to the reimbursement of consulting expenses that are consistent with the Company’s internal expense reimbursement policies.

7.7	Employee expressly represents that Employee is competent and authorized to enter into this agreement and to release and waive any Actions Employee may have against the Company on any basis whatsoever.

7.8

Employee acknowledges that he is a party to the Second Amended and Restated Employment Agreement with  MRC Global Inc. (formerly McJunkin Red Man

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Holding Corporation) dated as of December 5, 2011 (the “Employment Agreement”).  As of the Separation Date, Employee acknowledges that Employee shall not be entitled to any further payments or benefits under the Employment Agreement and that this Agreement shall govern any future payments.  Employee agrees to comply with Section 4 of the Employment Agreement (and any other provision of the Employment Agreement necessary to give effect to Section 4 of the Employment Agreement).  Employee understands that Section 4 of the Employment Agreement addresses confidentiality of Company information and no unauthorized disclosures, non-competition, non-solicitation of Company employees, non-interference with Company business relationships, protection of proprietary rights of the Company and certain other matters.

7.9

Employee agrees that he will not make any negative public or private statements, comments, or communication in any form, oral, written, or electronic, which in any way could constitute libel, slander, or disparagement of Company Releasees, or which may be considered to be derogatory or detrimental to the name or business reputation of Company Releasees.  Employee agrees that this provision is a material inducement to the Company entering into this Agreement. Additionally, Employee and the Company agree that a breach of this will cause harm to the Company for which monetary damages alone is an insufficient remedy.  The Company and its subsidiaries will advise their officers and directors not to make any such statements regarding Employee.

7.10

Employee agrees that if he violates Sections 7.8 or 7.9, Employee will pay to Company $500,000, which is consideration paid in Sections 2.1 and 2.2 in exchange for these promises.  Nothing in this Section 7.10 shall limit the right of the Company to pursue any additional damages or remedies available at law or in equity, including injunctive relief, for Employee’s violation of Sections 7.8 or 7.9.

7.11

Employee hereby resigns, as of the Separation Date, any positions that Employee may hold as an officer or director of the Company and all of its subsidiaries and affiliates.  Employee agrees to sign such additional letters of resignation for those companies as the Company may request.

8.	Governing Law.

This Agreement is made in the State of Texas and is governed by Texas law without regard to choice of law rules that would apply the law of another state.  Any action to enforce this Agreement shall be brought in the state district court of Harris County, Texas or the United States District Court for the Southern District of Texas in Houston.

9.	Binding Effect.

This Agreement is binding on the representatives, heirs, successors and assigns of the Employee and the Company.

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10.	No Oral Changes.

This Agreement cannot be changed, modified, or amended in any respect except by written instrument that Employee and an officer of the Company sign.

11.	Severability.

The provisions of this Agreement are severable; specifically, if any part of it is found to be invalid or unenforceable, the other parts will remain valid and enforceable.    Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

12.	Return of Company Property.

Employee has returned or will immediately return to the Company all Confidential Information and related reports, files, memoranda and records, passwords, computer disks or other storage media, physical or personal property that Employee was provided during his employment, including credit cards, card key passes, door and file keys, pagers or Company leased or owned vehicle.  Employee has returned or will immediately return to the Company all items that Employee received or prepared or helped prepare in connection with his employment, and Employee has not retained or will not retain any copies, duplicates, reproductions or excerpts thereof.  The Company will permit Employee to retain Employee’s cell phone, cell phone number (subject to phone service provider cooperation) and laptop computer; provided that as of the Separation Date, the Company will be entitled to disconnect cell service to the cell phone and computer and Employee will delete all Company information from the computer.  Prior to the Separation Date, Employee shall provide Company with the laptop so that the Company may make an image of the memory of the laptop.

13.	Employee’s Death.

If Employee dies prior to receipt of the payments or benefits that this Agreement provides, Employee’s estate shall be entitled to receive any remaining payments or benefits to the extent that Section 2 provides (and subject to the other terms and conditions of this Agreement), unless and to the extent Employee’s current or future beneficiary designation forms for those benefit plans that utilize these forms otherwise provide.

14.	Interpretation & Construction.

The headings of this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement.  When used in this Agreement, unless the context expressly requires the contrary, references to the singular shall include the plural, and vice versa; references to “Sections” means the sections and subsections of this Agreement; references to “including” means “including, without limitation”; and references to the “parties” means the Company and Employee and to a “party” means

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either one of them.

1.	Entire Agreement.

This is the entire Agreement between Employee and the Company and supersedes all prior understandings, whether oral or written, between the Company and Employee, other than any confidentiality, trade secret or non-competition agreements with Employee.  The Company has made no promises to Employee other than those in this Agreement.

[Signatures are on the following page.]

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EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Agreed:

James F. Underhill

/s/ James F. Underhill

Agreed:

MRC Global Inc.

/s/ Andrew R. Lane

Name: Andrew R. Lane

Title: CEO

Agreed:

McJunkin Red Man Corporation

/s/ Rory O’Byrne

Name: Rory O’Byrne

Title: SVP Human Resources

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County of Kanawha)

)

State of West Virginia)

On this 16th day of August, 2013,  before me, a Notary Public, personally appeared James Underhill,  known to me to be the person described in and who executed the foregoing document, and acknowledged that he executed the same as his free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Nancy G. Shaffer

Notary Public

My appointment expires:  June 16, 2019[Notary Seal]

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